Exhibit 16



October 18, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Farmstead Telephone Group, Inc. dated October 17, 2001 and, except for the third sentence in the first paragraph and the entire third paragraph, with which we have no basis on which to agree or disagree, we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP
    Hartford, Connecticut